Exhibit 10 (i) (ii)

     In connection with the construction, ownership and operation of the Jim Bridger plant located in Sweetwater County, Wyoming, PacifiCorp and Idaho Power Company created a joint venture, Bridger Coal Company, to own and operate the coal mine adjacent to the Jim Bridger plant. Recently, the Second Restated and Amended Coal Sales Agreement dated March 7, 1988 ("Second Restated Amendment"), among PacifiCorp, Idaho Power Company and Bridger Coal Company, covering the delivery of coal from the Jim Bridger Coal Mine to the Jim Bridger plant was amended with the Third Restated and Amended Coal Sales Agreement dated January 1, 1996 ("Third Restated Agreement"). The Third Restated Agreement incorporates previous amendments to the Second Restated Agreement and some additional amendments. Those amendments update price components and related indices, make changes to reflect new operational practices as a result of the installation of an overland conveyor system by Bridger Coal Company, extend the term of the Second Restated Agreement for an additional 10 years to the year 2024, subject additional coal purchases by PacifiCorp and Idaho Power Company from Bridger Coal Company to the terms and conditions of the Third Restated Agreement except for price, revise limitations on the maximum amount of coal which can be delivered and replace price reviews with the then current cost of coal study results.